Exhibit 99.1

Iridex Announces Preliminary Operational and Financial Results for the First Quarter 2025

MOUNTAIN VIEW, Calif., April 14, 2025 (GLOBE NEWSWIRE) – Iridex Corporation (Nasdaq: IRIX), a worldwide leader providing innovative and versatile laser-based medical systems, delivery devices, and procedure probes for the treatment of glaucoma and retinal diseases, today announced preliminary unaudited operational and financial results for the first quarter ended March 29, 2025.

First Quarter 2025 Results

•
Total revenue is expected to be between $11.8 million and $12.0 million, compared to $11.8 million in the comparable quarter of 2024
•
Sold approximately 13,900 Cyclo G6 probes, compared to 13,300 in the prior year quarter
•
Sold approximately 24 Cyclo G6 Laser Systems, compared to 22 in the prior year quarter
•
Cash and cash equivalents as of March 29, 2025 were $7.2 million

President and CEO Patrick Mercer commented, "As announced last month, we are pre-announcing our first quarter results in order to highlight (i) the stabilization of our business and (ii) the Company’s improved financial condition following the strategic investment by Novel Inspiration International Co., Ltd. (“Novel”). We have delivered top line revenue increases versus the prior year in each of the last two quarters, even while significantly reducing operating expenses. We are exposed to external factors like changes in tariff policies, but we remain capable of achieving breakeven or better performance at historical revenue levels. On April 16, 2025, we will hold an investor call to introduce Iridex and Novel’s strategic vision for the Company."

These preliminary results are based on management’s initial analysis of operations for the quarter ended March 29, 2025, and are subject to further internal review, potential adjustments and review by the Company’s external auditors.

About Iridex Corporation
Iridex Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated laser treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. Iridex’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. Iridex products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the Iridex website at www.iridex.com.

MicroPulse® is a registered trademark of Iridex Corporation, Inc. in the United States, Europe and other jurisdictions. © 2024 Iridex Corporation. All rights reserved.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning financial and operating results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 27, 2025. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Media Contact

Joan Staufer

jstauffer@iridex.com

Investor Relations Contact

Philip Taylor

Gilmartin Group

investors@iridex.com